EXHIBIT 99.1


FOR:       AMREP Corporation
           300 Alexander Park, Suite 204
           Princeton, New Jersey 08540

CONTACT:   Peter M. Pizza
           Vice President and Chief Financial Officer
           (609) 716-8210


               AMREP REPORTS SECOND QUARTER AND SIX MONTH RESULTS

Princeton, New Jersey, December 9, 2008 - AMREP Corporation (NYSE:AXR) today reported net income of $2,895,000, or $0.48 per share, for its fiscal 2009 second quarter ended October 31, 2008 compared to net income of $3,467,000, or $0.55 per share, for its fiscal 2008 second quarter ended October 31, 2007. For the first six months of fiscal 2009, net income was $2,966,000, or $0.49 per share, compared to net income of $9,730,000, or $1.50 per share, in the same period of 2008. Results for the first six months of 2009 were from continuing operations while the results for the first six months of 2008 included a loss on discontinued operations of $57,000, net of tax, or $.01 per share, that reflected costs incurred in the first quarter of fiscal 2008 in connection with the settlement of all litigation related to the Company's water utility subsidiary that were in addition to costs estimated and accrued for this matter in the fourth quarter of fiscal 2007. Revenues were $40,290,000 and $75,860,000 in the second quarter and first six months of 2009 compared to $42,090,000 and $93,449,000 in the same periods last year.

Revenues from land sales at the Company's AMREP Southwest subsidiary were $4,810,000 and $6,073,000 for the three and six month periods ended October 31, 2008 compared to $3,161,000 and $21,311,000 for the same periods of the prior year. The revenue increase for the second quarter of 2009 compared to the same quarter of 2008 reflected the sale in this year's second quarter of approximately 50 acres of undeveloped land for $3,849,000. Except for this sale, the Company continues to experience substantially lower land sales in the Company's principal market of Rio Rancho, New Mexico due to the severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas that began in earlier periods. The trend of declining permits for new home construction in the Rio Rancho area, as previously reported, also continues, with 28% fewer single-family residential building permits issued during the first ten calendar months of 2008 compared to the same period in 2007. The Company believes that this decline has been generally consistent with the well-publicized problems of the national home building industry and credit markets, including fewer sales of both new and existing homes, an increasing number of mortgage delinquencies and foreclosures and a tightening of mortgage availability. Faced with these adverse conditions, builders have slowed the pace of building on developed lots previously purchased from the Company in Rio Rancho and delayed or cancelled the purchase of additional developed lots. These factors have also contributed to a steep decline in the sale of undeveloped land to both builders and investors.

The average selling price of land sold by the Company in Rio Rancho in recent years has fluctuated, as the Company offers for sale developed and undeveloped land from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors. The average gross profit percentage on land sales increased from 50% and 66% for the second quarter and first six months of 2008 to 97% and 91% for the same periods in 2009, principally as a result of the 50 acre sale of undeveloped land referred to above which contributed a gross profit of approximately 99%. As a result of the revenue and gross profit factors noted,

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                                                                               2


the pretax income contribution from AMREP Southwest increased from $3,725,000 in the second quarter of 2008 to $3,895,000 in the current year period, but decreased from $15,439,000 in last year's six month period to $4,052,000 in the same period this year. Revenues, gross profits, average sales prices and related gross profit percentages from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

Revenues from the Company's Kable Media Services operations, including both Fulfillment Services and Newsstand Distribution Services, remained nearly unchanged for the second quarter of 2009 versus the same period of 2008, totaling $35,254,000 this year compared to $35,592,000 last year, and increased from $67,890,000 in the first six months of 2008 to $69,277,000 for the same period in 2009. The six month increase was primarily attributable to the Company's Fulfillment Services operations, which were $32,158,000 and $62,826,000 for the second quarter and first six months of 2009 compared to $32,036,000 and $61,023,000 in the same periods of the prior year. The increase in Fulfillment Services revenues was primarily attributable to the net effect of revenue gains from new and existing clients that were offset in part by reduced and lost business. Revenues from Newsstand Distribution Services operations decreased from $3,556,000 and $6,867,000 for the second quarter and first six months of 2008 to $3,096,000 and $6,451,000 for the same periods in 2009, primarily reflecting a softening of magazine newsstand demand. Kable's operating expenses increased by $172,000 and $552,000 for the second quarter and first six months of 2009 compared to the same periods in 2008, primarily attributable to computer systems integration costs and consulting costs of the Fulfillment Services business. In addition, the Company has incurred costs directly related to its previously announced project to unify its Fulfillment Services operations under one brand, Palm Coast Data, and in one location, Palm Coast, Florida. These costs principally consisted of severance and consulting costs and totaled $75,000 and $573,000 for the second quarter and first six months of 2009 compared to $117,000 and $419,000 for the same periods of 2008. As a result, Kable Media Services pretax income (loss) contribution was $369,000 and ($155,000) for the three and six month periods ended October 31, 2008 compared to $1,101,000 and ($1,457,000) in the same periods of the prior year.

AMREP Corporation's AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others.

                                      *****




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Attachment 1

                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights

                                   (Unaudited)


                                                            Three Months Ended October 31,
                                                            ------------------------------
                                                            2008                    2007
                                                            ----                    ----
Revenues                                              $  40,290,000           $   42,090,000

Net income                                            $   2,895,000           $    3,467,000

Earnings per share - Basic and  Diluted               $        0.48           $         0.55

Weighted average number of common shares
outstanding                                               5,996,000                6,327,000


                                                             Six Months Ended October 31,
                                                             ----------------------------
                                                            2008                    2007
                                                            ----                    ----

Revenues                                              $  75,860,000          $    93,449,000

Net income:
 Continuing operations                                $   2,966,000          $     9,787,000
 Discontinued operations                                        -                    (57,000)
                                                     -----------------       -----------------
                                                      $   2,966,000          $     9,730,000

Earnings per share - Basic and  Diluted:
 Continuing operations                                $        0.49          $          1.51
 Discontinued operations                                         -                     (0.01)
                                                     -----------------       -----------------
                                                      $        0.49          $          1.50

Weighted average number of common shares
outstanding                                               5,996,000                6,490,000

Attachment 2

The Company's land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):

                                               2008                                          2007
                             ----------------------------------------      ------------------------------------------
                               Acres                       Revenues         Acres                          Revenues
                               Sold         Revenues       per Acre         Sold          Revenues         per Acre
                             ----------    -----------    -----------      --------      ------------    ------------
Three months ended
October 31:
 Developed
   Residential                  0.4        $       86     $      244         10.0        $    2,740      $      274
   Commercial                     -                -               -           -                  -               -
                             ----------    -----------    -----------      --------      ------------    ------------
 Total Developed                0.4                86            244         10.0             2,740             274
 Undeveloped                   87.1             4,724             54         11.0               421              38
                             ----------    -----------    -----------      --------      ------------    ------------
   Total                       87.5        $    4,810     $       55         21.0        $    3,161      $      151

Six months ended
October 31:
 Developed
   Residential                  1.8        $      428     $      238         30.0        $    9,468      $      316
   Commercial                   1.0               126            126         14.0             2,921             209
                             ----------    -----------    -----------      --------      ------------    ------------
 Total Developed                2.8               554            198         44.0            12,389             282
 Undeveloped                  131.9             5,519             42        302.0             8,922              30
                             ----------    -----------    -----------      --------      ------------    ------------
   Total                      134.7        $    6,073     $       45        346.0         $  21,311      $       62

The Company offers for sale developed and undeveloped land in Rio Rancho from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors.